Exhibit 99.2

TEEKAY CORPORATION LTD.

2023 EQUITY INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Teekay Corporation Ltd. 2023 Equity Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of Teekay Corporation Ltd. and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders.

SECTION 2. DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Acquisition Price” means the higher of (a) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which the Common Stock is listed during the 60-day period prior to and including the date of a Company Transaction or Change in Control or (b) if the Company Transaction or Change in Control is the result of a tender or exchange offer or a negotiated acquisition of the Company’s Common Stock, the highest price per share of Common Stock paid in such tender or exchange offer or acquisition. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined by the Board in its sole discretion.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Stock, Performance Unit, dividend equivalent, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted, means the happening of any of the following events:

Teekay Corporation Ltd. 2023 Equity Incentive Plan

(a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding, however, the following (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) a Related Party Transaction; or

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common shares, par value $0.001 per share, of the Company.

“Company” means Teekay Corporation Ltd., a Bermuda exempted company.

“Company Transaction,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company or other entity;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities, or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

“Disability,” unless otherwise defined by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Committee, whose determination shall be conclusive arid binding.

“Effective Date” has the meaning set forth in Section 16.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing sales price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish. In the event the Common Stock is not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Good Leaver” means a Participant who ceases to be an employee prior to becoming retirement eligible, where such Participant is determined by the Board to be leaving the Company under favourable circumstances, which may include, but not necessarily be limited to, (i) the Participant providing reasonable notice, (ii) the Participant agreeing to non-compete clauses or restrictive covenants, and/or (iii) effective performance by the Participant of transition responsibilities.

“Good Reason,” unless otherwise defined by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the Participant’s voluntary resignation following any of the following events or conditions and the failure of the Successor Company to cure such event or condition within 30 days after receipt of written notice from the Participant: (a) a change in the Participant’s position which materially reduces the Participant’s level of responsibility; (b) a reduction in the Participant’s level of compensation (including base salary, fringe benefits or participation in any corporate performance based bonus or incentive programs) by more than 15%; or (c) a relocation of the Participant’s place of employment by more than 50 miles; provided and only if such change, reduction or relocation is effected without the Participant’s consent.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee or (b) the date on which all conditions precedent to the Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Option” means a right to purchase shares of Common Stock granted under Section 7.

“Participant” means any Eligible Person to whom an Award is granted.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

“Performance Stock” means an Award granted under Section 10.1.

“Performance Unit” means an Award granted under Section 10.2.

“Plan” means the Teekay Corporation Ltd. 2023 Equity Incentive Plan, as it may be amended, supplemented or otherwise modified from time to time.

“Related Company” means any entity that is directly or indirectly controlled by the Company.

“Related Party Transaction” means a Company Transaction pursuant to which:

(a) all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Company Transaction (including a company or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(b) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company or a Related Company, the company resulting from such Company Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Company Transaction, such Parent Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the company resulting from such Company Transaction or the combined voting power of the outstanding voting securities of such company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(c) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the company resulting from such Company Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Company Transaction, of the Parent Company).

“Restricted Stock” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means either (a) attaining the age of 65, or (b) attaining the age of 55 with a combination of age and years of service that equates to at least 65, or (c) being declared a Good Leaver by the Board, or otherwise being approved for retirement by the Board.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” has the meaning set forth in Section 8.1.

“Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or with which the Company combines.

“Successor Company” means the surviving company, the successor company or the Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or by the Committee with respect to directors and executive officers, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which the Option begins to vest for purposes of Section 7.4.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

The Plan shall be administered by a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board, each of whom shall be “independent” under the listing standards or rules of the exchange(s), but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules, or if no such committee has been appointed, by the Board. All references in the Plan to the “Committee” shall be, as applicable, to the Committee appointed by the Board pursuant to this Section 3.1, to the Board, if no committee has been appointed, or to any other committee or any officer to whom the Board or the Committee has delegated authority to administer the Plan. Members of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

3.2 Administration and Interpretation by Committee

Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (a) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Awards to be granted to each Participant under the Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (d) determine the terms and conditions of any Award granted under the Plan; (e) approve the forms of notices or agreements for use under the Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property, or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (h) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (i) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (j) delegate ministerial duties to such of the Company’s officers as it so determines; and (k) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 13.1, the aggregate maximum number of shares of Common Stock available for issuance under the Plan shall be (i) any authorized shares reserved and available for issuance, and not issued or subject to outstanding awards, under the Company’s 2013 Equity Incentive Plan (the “Prior Plan”) on the Effective Date shall cease to be set aside and reserved for issuance pursuant to the Prior Plan, effective on the Effective Date, and shall instead be set aside and reserved for issuance pursuant to the Plan and (ii) any shares subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares) shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the Plan, up to an aggregate maximum of 12,783,479 shares pursuant to clauses (i) and (ii) of this Section 4.1, subject to adjustment from time to time as provided in Section 13.1.

Shares issued under the Plan shall be drawn from authorized and unissued shares.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award or (ii) covered by an Award that is settled in cash shall be available for Awards under the Plan. The number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, Stock Units, Performance Stock or Performance Units.

(b) The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of securities of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or nonemployee directors of the Company or a Related Company prior to such acquisition or combination. Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee and the persons holding such awards shall be deemed to be Participants.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to, or in tandem with, any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written (including electronic) instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Vesting of Awards

The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Committee or the Board, whose determination shall be final.

6.4 Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred share unit equivalents.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options.

7.2 Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Committee. Unless the Committee determines otherwise, the exercise price for shares purchased under an Option shall be not less than 100% of the Fair Market Value of the Common Stock on the Grant Date.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Committee or, if not so established, shall be ten years from the Grant Date.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

7.4 Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Committee at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable

After 1 year	1/3

After each additional year of continuous service completed thereafter	An additional 1/3

After 3 years	100%

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

Teekay Corporation Ltd. 2023 Equity Incentive Plan

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act and to the extent permitted by law, delivery of a properly executed exercise notice or agreement, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6 Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date unless the Participant’s Termination of Service arises as a result of the Participant’s Retirement or death, in which case the provisions of paragraphs (b) or (c) below shall apply.

(b) If the Participant’s Termination of Service is due to Retirement, all Options granted to that Participant shall continue to vest in accordance with the vesting schedule applicable to such Options and otherwise in accordance with the terms and conditions imposed by the Committee in connection with such Options. The Options shall expire on the last day of the maximum term of the Option (the “Option Expiration Date”).

(c) If the Participant’s Termination of Service is due to death, all Options granted to that Participant that have not yet vested as of the date of such termination will immediately vest effective as of such date. The Options shall expire on the earliest to occur of (y) the Option Expiration Date and (z) the two-year anniversary of the date of death, unless the Committee determines otherwise.

(d) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of Disability, the five-year anniversary of such Termination of Service: and

Teekay Corporation Ltd. 2023 Equity Incentive Plan

(iii) the Option Expiration Date.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the two-year anniversary of the date of death, unless the Committee determines otherwise.

Also, notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

(e) A Participant’s change in status from an employee to a consultant, advisor or independent contractor or a change in status from a consultant, advisor or independent contractor to an employee shall not be considered a Termination of Service for purposes of this Section 7.6.

SECTION 8. STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights

The Committee may grant share appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. A SAR may be granted in tandem with an Option (“tandem”) or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. A SAR may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be as established for that SAR by the Committee or, if not so established, shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

8.2 Payment of SAR Amount

Upon the exercise of a SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of a SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

8.3 Post Termination Exercise

The provisions of Section 7.6 above shall apply, mutatis mutandis, to the right of a Participant to exercise a SAR after the Participant’s Termination of Service.

SECTION 9. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

9.1 Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous employment or service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion), which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

9.2 Issuance of Shares; Settlement of Awards

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 11, (a) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

9.3 Dividends and Distributions

Participants holding shares of Restricted Stock or Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

9.4 Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

9.5 Post-Termination Vesting

The Committee may establish and set forth in each instrument that evidences a Stock Unit whether the Stock Unit shall vest after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Stock Unit, the Stock Unit shall vest according to the following terms and conditions, which may be waived or modified by the Committee at any time:

Teekay Corporation Ltd. 2023 Equity Incentive Plan

(a) Any portion of a Stock Unit that is not vested on the date of a Participant’s Termination of Service shall be cancelled on such date unless the Participant’s Termination of Service arises as a result of the Participant’s Retirement or death, in which case the provisions of paragraph (b) or (c) below shall apply.

(b) Subject to the provisions of paragraph (d) below, if the Participant’s Termination of Service is due to Retirement, all Stock Units granted to that Participant shall continue to vest in accordance with the vesting schedule applicable to such Stock Units and otherwise in accordance with the terms and conditions imposed by the Committee in connection with such Stock Units.

(c) Subject to the provisions of paragraph of (d) below, if Participant’s Termination of Service is due to death, Stock Units granted to that Participant that have not yet vested as of the date of such termination will immediately vest effective as of such date.

(d) The provisions of this Section 9.5 shall not apply to Stock Units which only vest upon the achievement of certain performance criteria established by the Committee, such performance-based Stock Units to be governed by the provisions of Section 10.3 below.

Notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Stock Units granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Stock Unit shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Stock Unit then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

(e) A Participant’s change in status from an employee to a consultant, advisor or independent contractor or a change in status from a consultant, advisor or independent contractor to an employee shall not be considered a Termination of Service for purposes of this Section 9.5.

SECTION 10. PERFORMANCE STOCK AND PERFORMANCE UNITS

10.1 Grant of Performance Stock

The Committee may grant Awards of Performance Stock and designate the Participants to whom Performance Stock is to be awarded and determine the number of shares of Performance Stock, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Stock shall entitle the Participant to a payment in the form of Common Stock, cash or a combination, as the Committee may determine, upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the number of shares to be issued or the amount of cash to be paid under an Award of Performance Stock may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

10.2 Grant of Performance Units

The Committee may grant Awards of Performance Units and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units, the length of the performance period and the terms and conditions of each such Award. Each Award of Performance Units shall entitle the Participant to a payment in the form of Common Stock, cash or a combination, as the Committee may determine, upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the number of shares to be issued or the amount of cash to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

10.3 Post-Termination Vesting

The Committee may establish and set forth in each instrument that evidences a Performance Unit whether the Performance Unit shall continue to vest, and the terms and conditions of such vesting, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Performance Unit, the Performance Unit shall be vest according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a) Any portion of a Performance Unit that is not vested on the date of a Participant’s Termination of Service shall be cancelled on such date unless the Participant’s Termination of Service arises as a result of the Participant’s Retirement or death, in which case the provisions of paragraph (b) or (c) below shall apply.

(b) If the Participant’s Termination of Service is due to Retirement, a pro rata portion of the Performance Units granted to that Participant, calculated in each case to reflect the proportion of the performance period served by the Participant prior to his/her Retirement, shall vest and be paid to the Retired Participant in accordance with the performance vesting schedule applicable to such Performance Units and otherwise in accordance with the terms and conditions imposed by the Committee in connection with such Performance Units.

(c) If the Participant’s Termination of Service is due to death, a pro rata portion of the Performance Units granted to that Participant, calculated in each case to reflect the proportion of the performance period served by the Participant prior to his/her death, shall vest effective as of the date of such Termination of Service and otherwise in accordance with the terms and conditions imposed by the Committee in connection with such Performance Units.

Notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Performance Units granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Performance Unit shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Performance Unit then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

(d) A Participant’s change in status from an employee to a consultant, advisor or independent contractor shall be considered a Termination of Service for purposes of this Section 10.3.

SECTION 11. WITHHOLDING

The Company may require a Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld may not exceed the employer’s minimum required tax withholding rate, and the value of the shares so tendered may not exceed such rate to the extent the Participant has owned the tendered shares for less than six months, if such limitation is necessary to avoid a charge to the Company for financial reporting purposes.

SECTION 12. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

SECTION 13. ADJUSTMENTS

13.1 Adjustment of Shares

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend that has a material effect on the price of the Common Stock, or other similar occurrence occurs, or a change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments as it, in its sole discretion, deems appropriate in (i) the maximum number and kind of securities available for issuance under the Plan; and (ii) the number and kind of securities that are subject to any outstanding Award and, if applicable, the per share price of such securities.

The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also, notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction or Change in Control shall not be governed by this Section 13.1 but shall be governed by Sections 13.2 and 13.3, respectively.

13.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Options, Stock Appreciation Rights and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

13.3 Company Transaction; Change in Control

13.3.1 Effect of a Company Transaction That Is Not a Change in Control or a Related Party Transaction. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Company Transaction that is not a Change in Control or a Related Party Transaction:

(a) All outstanding Awards, other than Performance Stock and Performance Units, shall become fully and immediately exercisable, and all applicable deferral and restriction limitations shall lapse immediately prior to the Company Transaction, unless such Awards are converted, assumed, or replaced by the Successor Company. Notwithstanding the foregoing, with respect to Options or Stock Appreciation Rights, the Committee, in its sole discretion, may instead provide that a Participant’s outstanding Options shall terminate upon consummation of such Company Transaction and that each such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (i) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options or SARs (whether or not then exercisable) exceeds (ii) the aggregate exercise price for such Options or SARs.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

For the purposes of this Section 13.3.1, an Award shall be considered assumed or substituted for if following the Company Transaction the option or right confers the right to purchase or receive, for each Common Share subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash, or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee and its determination shall be conclusive and binding.

(b) All Performance Stock or Performance Units earned and outstanding as of the date the Company Transaction is determined to have occurred shall be payable in full in accordance with the payout schedule pursuant to the Award agreement. Any remaining Performance Stock or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Company Transaction and shall be payable in full in accordance with the payout schedule pursuant to the Award agreement.

Any existing deferrals or other restrictions shall remain in effect. If the Participant’s employment is terminated without Cause following the Company Transaction, any Awards remaining to be paid will be paid in accordance with the employment termination provision of the Award agreement. If the Participant’s employment is terminated for Good Reason following the Company Transaction, any Awards remaining to be paid will be paid in accordance with the payout schedule pursuant to the Award agreement.

13.3.2 Effect of a Change in Control. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(a) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

(b) any restrictions and deferral limitations applicable to any Restricted Stock or Stock Units shall lapse, and such Restricted Stock or Stock Units shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

Teekay Corporation Ltd. 2023 Equity Incentive Plan

(c) all Performance Stock and Performance Units shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Stock and Performance Units shall be immediately settled or distributed; and

(d) any restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

13.3.3 Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall so determine at, or at any time after, the time of grant, a Participant holding an Option or SAR shall have the right, whether or not the Option or SAR is fully exercisable and in lieu of the payment of the purchase price for the shares of Common Stock being purchased under the Option, and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option or SAR to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Acquisition Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Option or SAR multiplied by the number of shares of Common Stock granted under the Option or SAR as to which the right granted under this Section 13.3.3 shall have been exercised.

13.3.4 Acceleration and Exercise Following a Company Transaction. If following a Change in Control or a Company Transaction that is not a Related Party Transaction, a Participant’s employment is subsequently terminated without Cause or for Good Reason within 24 months of the Change in Control or Company Transaction, any such Awards (other than Performance Awards) that remain unvested shall become fully and immediately exercisable upon the date of the Participant’s termination, all applicable deferral and restriction limitations shall lapse, and an Award that is an Option or a Stock Appreciation Right shall remain exercisable until the later of the date five years after the date of such termination and the date the Award would have expired by its terms if the Participant’s employment had not been terminated.

13.4 Further Adjustment of Awards

Subject to Sections 13.2 and 13.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

13.5 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13.6 Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 14. AMENDMENT AND TERMINATION

14.1 Amendment, Suspension or Termination

The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan. Subject to Section 14.3, the Board may amend the terms of any outstanding Award, prospectively or retroactively.

14.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

14.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Notwithstanding the foregoing, any adjustments made pursuant to Section 13 shall not be subject to these restrictions.

SECTION 15. GENERAL

15.1 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

15.2 Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.3 Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s bye-laws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

15.4 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Option, Stock Appreciation Right, or Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

15.5 Global Participants

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company or any Related Company may operate, to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable laws and to meet the objectives of the Plan.

15.6 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.7 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

15.8 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

15.9 Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto shall be governed by the laws of Bermuda without regard to its conflict of laws principles.

SECTION 16. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is adopted by the Board.

Teekay Corporation Ltd. 2023 Equity Incentive Plan

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment	Date of Shareholder Approval

March 8, 2023	Initial Plan Adoption		N/A

September 18, 2024	Adjustments	Updates to reflect Redomiciliation	N/A